AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of January 1, 2001, is to the Investment Management Agreement made as of the 30th day of October, 1992 and amended and restated as of the 6th day of December, 1994 and the 25th day of May, 1995 (the "Agreement") by and between Templeton Investment Counsel, Inc., a U.S. registered investment adviser and Florida corporation (the "Manager") and Templeton Capital Accumulator Fund, Inc. (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend the Agreement;

     WHEREAS, the Manager merged into TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     1. The Manager's name is henceforth to be known as "Templeton Investment Counsel, LLC."

     2. All references to the Manager being a "Florida Corporation" in the Agreement are hereby changed to a "Delaware limited liability company."


     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                      TEMPLETON INVESTMENT COUNSEL, LLC


                                       By:/s/GREGORY E. MCGOWAN
                                          -------------------------------


                                       TEMPLETON CAPITAL ACCUMULATOR FUND, INC.


                                        By:/s/BARBARA J. GREEN
                                           -----------------------------------